UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 2, 2007

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee (the “Committee”) of the Company’s Board of Directors held on February 2, 2007, the Committee approved the 2007 Incentive Compensation Plan (the “Plan”). The Plan is an annual cash bonus plan in which the Company’s management team, including the Company’s executive officers, are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company. The target bonus is determined as a percentage of each participant’s base salary, ranging from 20% to 60%. Payout under the Plan is to be determined as follows: 70% is paid semi-annually and is based on achievement of certain semi-annual performance goals related to EBITDA, ROIC, growth of the business, innovation, cost management and cross selling for each 6-month period and 30% is paid annually and is based on the Committee’s discretion after evaluating the management team’s performance for the entire year and creating a bonus pool. From the 30% bonus pool, the chief executive officer will then determine individual awards (with the exception of the chief executive officer award) based on discretion of individual performance. The Committee will then review and approve the individual awards (based on the chief executive officer’s recommendations) and determine the chief executive officer’s award. Of the 70% attributable to the achievement of performance goals, participants under the Plan may receive between 0% and 200% of the target amount, depending on the level of achievement of the goals. Of the 70% attributable to the achievement of performance goals, approximately 60% is based on EBITDA and ROIC goals. Of the 30% based on the Committee’s discretionary pool, participants under the Plan may receive between 0% and 200% of the target amount.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	2007 Incentive Compensation Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: February 8, 2007	By:	/s/ David W. Cole
David W. Cole,
Chief Executive Officer

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